Exhibit 1.2

COLONIAL PROPERTIES TRUST

(an Alabama Real Estate Investment Trust)

Common Shares of Beneficial Interest

TERMS AGREEMENT

Dated:  May 28, 2003

To:           COLONIAL PROPERTIES TRUST

2101 6th Avenue North, Suite 750

Birmingham, Alabama 35202

Attention:  Chairman of the Board of Trustees

Ladies and Gentlemen:

We (the “Underwriter”) understand that Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), proposes to issue and sell the number of its common shares of beneficial interest, $.01 par value (the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriter named below offers to purchase the number of Underwritten Securities set forth below opposite its name at the purchase price set forth below.

Number of Underwritten Securities
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,110,000

The Underwritten Securities shall have the following terms:

Title :  Common Shares of Beneficial Interest, $.01 par value (the “Common Shares”)

Number of shares:  2,110,000

Number of Option Securities: None

Initial public offering price per share: Merrill Lynch, Pierce, Fenner & Smith Incorporated may offer the Underwritten Securities in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

Purchase price per share:  $34.405

Delayed Delivery Contracts: not authorized

Black-out provisions:  Neither the Company nor the Operating Partnership will, during a period commencing on the date of this Terms Agreement and ending on the 90th day after such date, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, offer or sell, grant any option for the sale of, or enter into any agreement to sell, any Common Shares or securities convertible into or exercisable or exchangeable for any Common Shares, except for (i) Common Shares issued pursuant to this Terms Agreement, (ii) Common Shares that may be issued pursuant to dividend reinvestment and stock purchase plans, employee and director stock option and restricted stock plans, (iii) Common Shares that may be issued pursuant to redemption of limited partnership interests of the Operating Partnership or (iv) limited partnership units of the Operating Partnership as partial or full payment for properties acquired or to be acquired by the Company, the Operating Partnership or an affiliate of the Company (including mortgage or leasehold interests or in conjunction with any joint venture transaction to which the Company, the Operating Partnership or an affiliate of the Company is or becomes a party).

Lock-up provisions: At the Closing Time, each of the executive officers of the Company shall have entered into an agreement substantially in the form of Exhibit 1 hereto.

Other terms and conditions: None

Closing time, date and location:  Sidley Austin Brown & Wood llp, 787 Seventh Avenue, New York, New York at 9:00 A.M., Eastern Time, on June 2, 2003.

All the provisions contained in the document attached as Annex A hereto entitled “Colonial Properties Trust - Preferred Shares, Common Shares, Common Share Warrants and Depositary Shares - Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.

Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ John P. Case
	Name:	John P. Case
	Title:	Managing Director

Accepted:

COLONIAL PROPERTIES TRUST

By:	/s/ Howard B. Nelson, Jr.
	Name:	Howard B. Nelson, Jr.
	Title:	Chief Financial Officer and Secretary

COLONIAL REALTY LIMITED PARTNERSHIP,
the Operating Partnership

By:	Colonial Properties Trust
(its general partner)

By:	/s/ Howard B. Nelson, Jr.
	Name:	Howard B. Nelson, Jr.
	Title:	Chief Financial Officer and Secretary